UNITED STATES
		       SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C.  20549

				  SCHEDULE 14A
				 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule
	14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

                             Forgent Networks, Inc.
                    108 Wild Basin Road, Austin, Texas 78746


		(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              The Red Oak Fund, LP, a Delaware limited partnership;

     Pinnacle Fund, LLLP, a Colorado limited liability limited partnership;

       Bear Market Opportunity Fund, L.P., a Delaware limited partnership;

          Pinnacle Partners, LLC, a Colorado limited liability company;

          Red Oak Partners, LLC, a New York limited liability company;

                                 David Sandberg.

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
	0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction
		computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

	[ ]	Check box if any part of the fee is offset as provided by
		Exchange Act Rule 0 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1) 	Amount Previously Paid:
	(2) 	Form, Schedule or Registration Statement No.:
	(3) 	Filing Party:
	(4)	Date Filed:

On July 8, Chris Calnan, Staff Writer for the Austin Business Journal emailed David Sandberg the following:

"David,
 Would it be possible to speak with you for a story I'm writing about the proxy fight at Asure Software?
My deadline is next Tuesday but I want to tee things up this week.
 Thank you in advance.
CC"


On July 13, Mr. Sandberg replied via email to all of the questions Mr. Calnan emailed to Mr. Sandberg. This reply - in full - is provided below.

"Chris

Unfortunately my time has escaped me and I can not do a call today. I am emailing you replies to each of your questions and - though I am traveling tomorrow - will try to call you if free for a follow up. Email is always good on my end as well - feel free to email with follow up questions. I have made a best effort to be informative and not give brief and uninformative 1-line replies and I again apologize that I am unable to speak today.

Regards,

David


David,
 Thanks for the quick response.
  Could you talk about the goal of Red Oak on this investment? Is it to eventually sell off the parts of the company and close it down, the "asset play" strategy referred to by Asure?


  Absolutely not. In fact, we first bought stock less than 2 weeks after now-CEO Nancy Harris publicly disclosed in ASUR's October earnings conference call that ASUR would be EBITDA and cash positive for its fiscal 2009 year. Our motive to invest was based on the earnings statements. Moreover, when we first bought stock at 26 cents per share, there was no dissolution play - we were
buying it at 2x its dissolution value, estimated as follows:    As of that
quarter's reported information, ASUR had $0.47/share ($14 million) in cash but also had over $6 million in remaining lease payments, a greater than $3 million legal claim which had already been judged against ASUR but which ASUR was appealing, and other likely shut down costs, severance, and liabilities. Additionally, it was still hemorrhaging significant monies at the time of the call. As such, if our intent was to shut the businesses down and dissolve" the company and if ASUR suffered NO other losses from that day forward (please note they have in fact burned $6 million in cash since that quarter), this effort would have yielded $14mm cash less $ 6mm lease less $3mm legal less an estimated $1mm in severance and other costs = $4mm in cash, or just under 13 cents per share. Even a much more optimistic valuation of what could be obtained in a liquidation would never justify buying at the prices we paid, if the goal had been to make an alleged "asset play." We never had this intent and even a cursory analysis by the management would have demonstrated to them that this theory does not hold water.


 Was that the intention when Red Oak initially invested in the company after it reported significant losses?


 No, see above . It would not have made sense when we first invested and it would make even less sense now.

We first invested in the fall of 2008 less than two weeks after Nancy Harris stated that ASUR was about to turn around, and so we invested in spite of the previous several quarters of losses. We are disappointed that this prediction, like so many others Asure has made, so far has turned out to be wrong, but we are trying to put in place a new board because we believe there is value in the company if it is better supervised.


 How does your group of investors regard this month's lawsuit? Is it a desperate move or is it a legitimate suit?


First, my group - as we have said in our filings - includes only the Red Oak fund, Pinnacle Fund, and Bear Market Fund. Second, We are not changing our stripes - we stand by our public statements and in fact refer you to our most recent June 29 and July 7 press releases regarding our position that the lawsuit lacks merit and is intended to distract shareholders from the poor performance of the Company and management's previously inaccurate statements regarding their financials.

ASUR's directors are desperate to hide information regarding additional losses and cash burns generated under their leadership. We believe this is why they refused to disclose information regarding how much shareholder cash they were spending and what they spent it on, even though none of it had to do with competitive information and all of it was relevant. It also explains why they refused to allow shareholders to ask questions - for the first time ever - on the most recent (June 18) earnings call. The complaint they filed has now revealed--perhaps by accident - that ASUR's cash is materially lower than expected and than they guided it would be in our April 27 Dallas meeting (when they claimed they would end the year at $10mm in cash - they are already at $8mm and have burned $3 million in just 2 months). This accelerated burn rate runs directly contrary to their public statements that they are reducing costs and that the business will be EBITDA breakeven by year end, and can only be explained either by a sizable increase in their already large operating losses or by significant non operating spends, or both. In either case, ASUR should have informed shareholders about these material events in a timely manner, especially after they were directly asked about it in our letter. Management lost - by a wide margin - the go-private vote and we believe they filed this lawsuit because they feared that with their poor track record they would lose in the upcoming vote as well. We are greatly dismayed at their wasteful actions which have already cost shareholders millions and which seem only to entrench the Director's and advance their own interests.


 (Company officials aren't commenting beyond what they say in news releases.) Did you guys really form an affiliated group to take over the company without identifying yourselves as such?


No. At no point did we agree to, coordinate, or allow anyone to affect our purchase or sale decisions and there exist no economic or other affiliations between us and any of the other individuals named in the suit. In fact, we believe the other shareholders they sued have owned this stock for years. In addition, we made our own decisions at all times and have no agreements with respect to voting except for requesting the giving or withholding of revocable proxies. We are of course gratified that other investors agreed with us, some of them publicly and others by voting in a similar manner. That does not make any of them a "group" with us and we have no control over any other investor, including our nominees. All we want to see is a board of directors that is aligned with shareholders and committed to increasing value for them, and we
don't want to control the board  ourselves.   There just is not a common plan or
purpose--although I suspect that after being wrongly sued by management, all of us would like to vote them out. But that is a decision each person needs to make individually.

 Management is trying to claim a group exists because some of the statements criticizing the go-private effort used similar language. They ignore the fact that Red Oak's statements were already public and it is not unusual for people to repeat in their own statements positions taken by others that they think are valid. Shareholders are allowed to talk to one another and do NOT have to automatically agree with and vote for entrenched management, especially when - under management's leadership - since 2003 alone ASUR has lost more than $40 million and its stock has declined greater than 90, all while insiders who owned very little stock to begin with did not purchase stock but did reprice their own options not once but twice. ASUR is desperate and is attempting to group all shareholders who vocally opposed them or who attended a meeting in late April where management was questioned. If they succeed then they hope to
disenfranchise or dilute all shareholders who have opposed them.   We think this
is why they are claiming 18 different entities or individuals have formed a "group."


 Any concern that the company officials are being distracted by this fight rather than focusing on how to survive the recession?


Of course this gives us pause, but the bigger picture here is our belief that management is not capable to profitably run this Company - at least not as evidenced by the results ASUR has reported under their leadership over many years and even recently. Although we would hope they would focus on the business, they seem more concerned with attempting to preserve their position in
office.   We are concerned about how much they are spending on this effort, but if the alternative to "distracting" them is to keep them in office, the choice seems obvious. We tried without success to sit down with the board and avoid a fight, but they do not seem interested in a resolution. It likely doesn't help that we demand transparency from management, such as how much Chairman Dick Snyder has been paying his son Jeremy out of shareholder funds, or how much executives have spent treating themselves to the celebrity-caliber Cooper Clinic, again out of shareholder funds - all while the company has lost tens of millions and shareholders have suffered."